Exhibit 10.2

TAX MATTERS AGREEMENT

by and among

Wyndham Destinations, Inc., and

Wyndham Hotels & Resorts, Inc.

Dated as of May 31, 2018

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	6
Section 1.2	References; Interpretation	13
Section 1.3	Effective Time	14

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1	Responsibility for Preparation and Filing of Tax Returns	14
Section 2.2	Tax Return Review Rights	15
Section 2.3	Time of Filing Tax Returns	15
Section 2.4	Costs and Expenses	15
Section 2.5	Methods of Accounting	16

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1	Responsibility for Payment of Taxes	16
Section 3.2	Timing of Payments of Taxes	16
Section 3.3	Notice	16
Section 3.4	Audits	17
Section 3.5	Third Party Indemnity Payments	18

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1	Refunds	18
Section 4.2	Carrybacks	18
Section 4.3	Amended Tax Returns	18

ARTICLE V

DISTRIBUTION TAXES

Section 5.1	Liability for Distribution Taxes	19
Section 5.2	Definition of Fault for Distribution Purposes	19
Section 5.3	Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period	20
Section 5.4	IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency	21
Section 5.5	Timing of Payment of Taxes	21
Section 5.6	Protective Section 336(e) Elections	21

ARTICLE VI

GROUP TAXES

Section 6.1	Group Tax Arrangements	21
Section 6.2	Indirect Tax Groups	22
Section 6.3	Group Payment Arrangements	23
Section 6.4	Non-U.S. Transfer Pricing	23
Section 6.5	Coordination	24

ARTICLE VII

INDEMNIFICATION

Section 7.1	Indemnification Obligations of RemainCo	24
Section 7.2	Indemnification Obligations of SpinCo	24

ARTICLE VIII

PAYMENTS

Section 8.1	Payments	24
Section 8.2	Treatment of Payments made Pursuant to Tax Matters Agreement	25
Section 8.3	Treatment of Payments made Pursuant to Separation and Distribution Agreement	25
Section 8.4	Tax Treatment of Assumed Liabilities	25
Section 8.5	Payments Net of Tax Benefit Actually Realized and Tax Cost	26

ARTICLE IX

COOPERATION AND EXCHANGE OF INFORMATION

Section 9.1	Cooperation and Exchange of Information	26
Section 9.2	Retention of Records	26
Section 9.3	Tax Opinions	26
Section 9.4	Data Sharing Addendum	27
Section 9.5	Global Preparation Standard	27

ARTICLE X

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

Section 10.1	Allocation of Tax Attributes	27
Section 10.2	Allocation of Tax Items	27
Section 10.3	Allocation of WEX Receivable	28
Section 10.4	Non-U.S. Tax Attributes	28

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1	Negotiation	28
Section 11.2	Confidentiality	29

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2018, by and between Wyndham Destinations, Inc. (f/k/a Wyndham Worldwide Corporation), a Delaware corporation (“RemainCo”) and Wyndham Hotels & Resorts, Inc., a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the RemainCo Business (as defined herein) and (ii) the SpinCo Business (as defined herein);

WHEREAS, the Board of Directors of RemainCo (the “Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate RemainCo into two separate, publicly traded companies, one for each of (i) the RemainCo Business, which shall be owned and conducted, directly or indirectly, by RemainCo and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders (i) to enter into a series of transactions whereby (A) RemainCo and/or one or more members of the RemainCo Group (as defined herein) will, collectively, own all of the RemainCo Assets (as defined herein) and assume (or retain) all of the RemainCo Liabilities (as defined herein) and (B) SpinCo and/or one or more members of the SpinCo Group (as defined herein) will, collectively, own all of the SpinCo Assets (as defined herein) and assume (or retain) all of the SpinCo Liabilities (as defined herein) and (ii) for RemainCo to distribute to the holders of its common stock, par value $0.01 per share (“RemainCo Common Stock”), on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value $0.01 per share, of SpinCo (the “SpinCo Common Stock”), pursuant to the terms and conditions set forth in that certain Separation and Distribution Agreement, dated of even date herewith, by and between SpinCo and RemainCo (the “Separation and Distribution Agreement”) (clause (ii), the “External Distribution”);

WHEREAS, it is the intention of the Parties that (i) each of the internal reorganization steps, including the Internal Distribution, set forth on Exhibit A qualifies for nonrecognition of gain or loss under the Internal Revenue Code of 1986, as amended (the “Code”) to the extent described therein (the “Reorganization Intended Tax Treatment”), (ii) the contributions by RemainCo of Assets to, and the assumption of Liabilities by, SpinCo (each such contribution, an “Internal Contribution” and together, the “Internal Contributions”) together with the distribution by RemainCo of all of the SpinCo Common Stock in the External Distribution, qualify as a reorganization and tax-free distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code (the “Distribution Intended Tax Treatment”), (iii) the receipt by RemainCo of the Cash Amounts (as defined herein) from SpinCo, together with the uses of RemainCo of such Cash Amounts qualifies under Section 361(b) of the Code such that no gain is recognized upon receipt of the Cash Amounts by RemainCo in connection with any Internal Contribution (the “Cash Amount Intended Tax Treatment”, and together with the Reorganization Intended Tax Treatment and the Distribution Intended Tax Treatment), the “Intended Tax Treatment”); and

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                                    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1)                                 “Active Business” means (i) with respect to the External Distribution, each of the RemainCo Business and the SpinCo Business, in each case taken as a whole and (ii) with respect to the Internal Distribution, each of the Asian hotel business conducted by Wyndham Hotel Asia Pacific Co. Limited and its Subsidiaries and the Asia-Pacific timeshare business conducted by Wyndham Vacation Resorts Asia Pacific Pty. Ltd. and its Subsidiaries.

(2)                                 “Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

(3)                                 “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Income Tax Law).

(4)                                 “Agreement” has the meaning set forth in the preamble hereto.

(5)                                 “Agreement Dispute” has the meaning set forth in Section 11.1.

(6)                                 “Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

(7)                                 “Applicable RemainCo Portion” has the meaning set forth in the Separation and Distribution Agreement.

(8)                                 “Applicable SpinCo Portion” has the meaning set forth in the Separation and Distribution Agreement.

(9)                                 “Assets” has the meaning set forth in the Separation and Distribution Agreement.

(10)                          “Audit” means any audit, assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

(11)                          “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 3.4(a)(i) or Section 3.4(a)(ii).

(12)                          “Audit Representative” means the chief tax officer of each Party (or such other officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).

(13)                          “Big Four Accounting Firm” means each of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, and PricewaterhouseCoopers LLP.

(14)                          “Board” has the meaning set forth in the recitals hereto.

(15)                          “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

(16)                          “Cash Amount Intended Tax Treatment” has the meaning set forth in the recitals hereto.

(17)                          “Cash Amounts” means the cash received by RemainCo from SpinCo before the External Distribution in connection with the Plan of Reorganization.

(18)                          “Code” has the meaning set forth in the recitals hereto.

(19)                          “Deloitte” means Deloitte Tax LLP.

(20)                          “Distribution” means, individually or collectively, as applicable, the Internal Distribution and the External Distribution.

(21)                          “Distribution Date” means the date of the External Distribution as effectuated pursuant to the Separation and Distribution Agreement.

(22)                          “Distribution Intended Tax Treatment” has the meaning set forth in the recitals hereto.

(23)                          “Distribution Taxes” mean, without duplication, (i) any and all U.S. federal, state and local Income Taxes required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of any of the steps set forth on Exhibit A, any Internal Contribution, the Distribution, or any receipt of Cash Amounts to qualify for the Intended Tax Treatment (or the failure to qualify under or the application of corresponding provisions of the Laws of any U.S. state or local jurisdiction), and (ii) any other Tax required to be paid by or imposed on a Party or any of its Affiliates, imposed directly in connection with transactions contemplated by the Plan of Reorganization or the Implementing Agreements, in each case undertaken before or at the same time as any of the Distributions.

(24)                          “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

(25)                          “Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

(26)                          “External Distribution” has the meaning set forth in the recitals hereto.

(27)                          “Fault for Distribution Purposes” has the meaning set forth in Section 5.2.

(28)                          “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a)                                 a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States;

(b)                                 a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c)                                  any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or

(d)                                 any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(29)                          “Global Preparation Standard” has the meaning set forth in Section 9.5.

(30)                          “GPA” has the meaning set forth in Section 6.3(a).

(31)                          “GPA Payment” has the meaning set forth in Section 6.3(a).

(32)                          “Group” means the RemainCo Group or the SpinCo Group.

(33)                          “Group Tax Arrangement” means any arrangements or procedures, where the Tax affairs of any company can be voluntarily managed (wholly or partly) on a group basis or income, profits or gains can be reallocated or readjusted between group companies or group payment arrangements (other than any arrangement or procedure for any U.S. federal, state or local purposes).

(34)                          “Implementing Agreement” means any agreement the primary purpose of which is to implement one or more steps described in the Plan of Reorganization.

(35)                          “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

(36)                          “Income Taxes” mean:

(a)                                 all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any corporate income, corporation, capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, Indirect Tax, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)                                 all U.S., state, local or non-U.S. franchise or branch Taxes.

(37)                          “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes and costs and expenses) from another Party or Parties to this Agreement.

(38)                          “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(39)                          “Indirect Tax” means all value added, turnover, sales, use or similar Taxes.

(40)                          “Intended Tax Treatment” has the meaning set forth in the recitals hereto.

(41)                          “Internal Contribution” has the meaning set forth in the recitals hereto.

(42)                          “Internal Distribution” means the distribution of stock of WHG Caribbean Holdings, Inc. by Wyndham Hotel Group International, Inc. in redemption of a portion of its stock, which is intended to qualify as a reorganization and tax-free distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code.

(43)                          “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(44)                          “IRS Ruling” means that certain IRS private letter ruling, dated February 21, 2018, delivered to RemainCo and addressing, among other things, certain issues relevant to the tax-free treatment of the transactions described in the Separation and Distribution Agreement, together with the requests submitted to the IRS for such private letter ruling and any supplemental materials submitted to the IRS relating thereto.

(45)                          “Kirkland” means Kirkland & Ellis LLP.

(46)                          “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any Income Tax treaty.

(47)                          “LIBOR” has the meaning set forth in the Separation and Distribution Agreement.

(48)                          “Losses” has the meaning assigned to the term “Indemnifiable Losses” in the Separation and Distribution Agreement.

(49)                          “Negotiation Period” has the meaning set forth in Section 11.1.

(50)                          “Non-Managing Party” has the meaning set forth in Section 3.4(b).

(51)                          “Non-U.S. Income Tax Returns” means any Pre-Distribution Tax Return, Straddle Income Tax Return, SpinCo Separate Tax Return or RemainCo Separate Return to be filed or submitted to any Non-U.S. Taxing Authority.

(52)                          “Non-U.S. Tax Attribute” means any Tax Attribute for non-U.S Income Tax purposes.

(53)                          “Non-U.S. Taxing Authority” means any Taxing Authority which is not a U.S. Taxing Authority.

(54)                          “Party” has the meaning set forth in the preamble hereto.

(55)                          “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(56)                          “Plan of Reorganization” means the Separation and Distribution Agreement (together with any Plan of Reorganization Documents and any Exhibit thereto), which together constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), as described in Section 4.6(a) of the Separation and Distribution Agreement.

(57)                          “Plan of Reorganization Document” has the meaning set forth in the Separation and Distribution Agreement.

(58)                          “Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.

(59)                          “Post-Distribution Ruling” has the meaning set forth in Section 5.3.

(60)                          “Post-Distribution Tax Period” means a Tax period beginning after the Distribution Date.

(61)                          “Pre-Distribution Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates (including any Affiliated Group of which any such Party is a member) for a Pre-Distribution Tax Period.

(62)                          “Pre-Distribution Tax Period” means a Tax period beginning and ending on or before the Distribution Date.

(63)                          “Preparing Party” means the Party responsible for preparing a Tax Return under this Agreement.

(64)                          “Proposed Acquisition Transaction” means a transaction or series of transactions (i) as a result of which any of the Parties would merge or consolidate with any other Person, or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties that would, when combined with any other changes in ownership of the stock of such Party, result in a shift of more than thirty-five percent (35%) of (a) the value of all outstanding shares of stock of such Party as of the Distribution Date, or (b) the total combined voting power of all outstanding shares of voting stock of such Party as of the Distribution Date. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by a Party of, or the issuance of stock pursuant to, a stockholder rights plan or (ii) transactions that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. Notwithstanding the previous sentence, the effect of any such recapitalization, other action, or redemption or repurchase (directly or indirectly) of shares shall take into account any applicable IRS private letter ruling received by one or more of the Parties with respect thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

(65)                          “Qualified Tax Advisor” means any Big Four Accounting Firm or any law firm of nationally recognized standing.

(66)                          “RemainCo” has the meaning set forth in the preamble hereto.

(67)                          “RemainCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

(68)                          “RemainCo Business” has the meaning set forth in the Separation and Distribution Agreement.

(69)                          “RemainCo Combined Income Tax Return” means any U.S. federal, state, local or foreign consolidated, combined, unitary or similar Income Tax Return that actually includes, by election or otherwise, one or more members of the RemainCo Group together with one or more members of the SpinCo Group (but excluding, for the avoidance of doubt, any GPA).

(70)                          “RemainCo Common Stock” has the meaning set forth in the recitals hereto.

(71)                          “RemainCo Group” has the meaning set forth in the Separation and Distribution Agreement.

(72)                          “RemainCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

(73)                          “RemainCo Pre-Distribution Non-U.S. Tax Attribute” means any Tax Attribute for non-U.S Income Tax purposes which arises or becomes available to a member of the SpinCo Group as a result of or in connection with any income, profits or gains earned, received or accrued (or deemed to be earned, received or accrued for any Tax purpose) before the External Distribution or any event, act, transaction or omission before the External Distribution.

(74)                          “RemainCo Separate Tax Returns” means any Tax Return required under applicable Law to be filed by any member of the RemainCo Group, and that does not include any member of the SpinCo Group or a Shared Entity, for a Pre-Distribution Tax Period or a Straddle Period.

(75)                          “RemainCo Straddle Income Tax Returns” means any Income Tax Return required under applicable Law to be filed by or including any member of the RemainCo Group for a Straddle Period.

(76)                          “Requesting Party” shall have the meaning set forth in Section 5.3.

(77)                          “Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

(78)                          “Separation and Distribution Agreement” means the Separation and Distribution Agreement by and among RemainCo and SpinCo dated as of May 31, 2018.

(79)                          “Shared Entity” means the entities listed on Exhibit B, each of which (i) either (x) conducts both a RemainCo and SpinCo Business or (y) provides services to both RemainCo entities and SpinCo entities and (ii) is included on a U.S. federal, state, local or foreign consolidated, combined, unitary or similar Income Tax Return of a RemainCo Entity or a SpinCo entity, in each case with respect to a Pre-Distribution Tax Period.

(80)                          “Sharing Percentage” means, with respect to SpinCo, the Applicable SpinCo Portion, and with respect to RemainCo, the Applicable RemainCo Portion.

(81)                          “SpinCo” has the meaning set forth in the preamble hereto.

(82)                          “SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

(83)                          “SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

(84)                          “SpinCo Common Stock” has the meaning set forth in the recitals hereto.

(85)                          “SpinCo Distribution” has the meaning set forth in the recitals hereto.

(86)                          “SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.

(87)                          “SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

(88)                          “SpinCo Pre-Distribution Non-U.S. Tax Attribute” means any Non-U.S. Tax Attribute which arises or becomes available to a member of the SpinCo Group as a result of or in connection with any income, profits or gains earned, received or accrued (or deemed to be earned, received or accrued for any Tax purpose) before the External Distribution or any event, act, transaction or omission before the External Distribution.

(89)                          “SpinCo Prepared Joint Tax Return” means, with respect to any Tax Return prepared pursuant to Section 2.1(a) and without duplication, (i) any Pre-Distribution Tax Return or RemainCo Straddle Income Tax Return that includes a member of the SpinCo Group and the RemainCo Group, (ii) any Tax Return of a Shared Entity, and (iii) any RemainCo Separate Tax Return required to be prepared by SpinCo pursuant to Section 2.1(a)(i)(D).

(90)                          “SpinCo Separate Tax Returns” means any Tax Return required under applicable Law to be filed by any member of the SpinCo Group, and that does not include any member of the RemainCo Group or a Shared Entity, for a Pre-Distribution Tax Period or a Straddle Period.

(91)                          “Straddle Period” means a Tax period beginning on or before the Distribution Date and ending after the Distribution Date.

(92)                          “Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

(93)                          “Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(94)                          “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against Income Tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods credits, reliefs, losses, allowances, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

(95)                          “Tax Benefit Actually Realized” means with respect to a Party and its Subsidiaries a reduction in the amount of Taxes that are required to be paid or an increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise, such reduction or increase in refund due determined on an “actually realized” basis. For purposes of this definition, a Party or its Subsidiaries will be deemed to have “actually realized” such reduction or increase in refund due at the time the amount of Taxes such Party or any of its Subsidiaries is required to pay is reduced or the amount of any refund due is increased. The amount of any Tax Benefit Actually Realized shall be computed on a “with and without” basis.

(96)                          “Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by Kirkland or Deloitte to RemainCo or any of its Affiliates in connection with the Plan of Reorganization.

(97)                          “Tax Package” means Tax data and information relating to the operations of RemainCo and/or its Subsidiaries, or the RemainCo Business that is reasonably necessary to prepare and file any Pre-Distribution Income Tax Return or Straddle Period Tax Return, as applicable, including any additional information specifically requested by SpinCo in writing.

(98)                          “Tax Representation Letter” means any letter containing certain representations and covenants issued by RemainCo or any of its Affiliates to Kirkland or Deloitte in connection with the Tax Opinions.

(99)                          “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(100)                   “Tax Sharing Agreement” has the meaning set forth in Section 3.5.

(101)                   “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(102)                   “Treasury Regulations” mean the income tax and administrative regulations promulgated from time to time under the Code, as in effect for the relevant tax period.

(103)                   “U.S.” means the United States of America.

(104)                   “U.S. Preparation Standard” has the meaning set forth in Section 2.1(a).

(105)                   “U.S. Taxing Authority” means any U.S. federal, state or local Taxing Authority.

(106)                   “Unqualified Tax Opinion” means an unqualified “will” opinion of a Qualified Tax Advisor, in form and substance reasonably acceptable to each of applicable Parties and upon which each of the applicable Parties may rely to confirm that a transaction (or transactions) will not affect the Intended Tax Treatment.

(107)                   “WEX Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated February 22, 2005, by and among Cendant Corporation, a Delaware corporation, Cendant Mobility Services Corporation, a Delaware corporation, and Wright Express Corporation, a Delaware corporation.

Section 1.2                                    References; Interpretation. Terms not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless the context otherwise requires, the word “stock” or “shares” refers to any equity interests of the applicable entity for U.S. federal income tax purposes and any references to a Person include a reference to any successor to such Person.

Section 1.3                                    Effective Time. Notwithstanding that certain interrelated and intermediate internal transactions must be given effect prior to the Distributions, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1                                    Responsibility for Preparation and Filing of Tax Returns.

(a)                                 General. To the extent not previously filed, and subject to the rights and obligations of the Parties set forth herein:

(i)                                     SpinCo shall prepare or cause to be prepared, without duplication, (A) except as provided in clause (ii), all Pre-Distribution Tax Returns, (B) except as provided in clause (ii), all RemainCo Straddle Income Tax Returns, (C) all Tax Returns with respect to the Shared Entities for Pre-Distribution Tax Periods and Straddle Periods, (D) all RemainCo Separate Tax Returns for Income Taxes for a Pre-Distribution Period or Straddle Period that are required to be filed with any U.S. state or U.S. locality (including, in each case, any political subdivision thereof), and (E) all SpinCo Separate Returns required to be filed after the Distribution Date; and

(ii)                                  RemainCo shall prepare or cause to be prepared, without duplication, (A) all RemainCo Separate Tax Returns other than RemainCo Separate Tax Returns described in clause (i)(D), and (B) all RemainCo Separate Tax Returns required to be filed after the Distribution Date.

RemainCo shall file or cause to be filed all such Tax Returns with the applicable Taxing Authority to the extent a member of the RemainCo Group is responsible under applicable Law for filing such Tax Returns, and SpinCo shall cooperate (or cause its Subsidiaries to cooperate) in the filing of such Tax Returns to the extent a member of the SpinCo Group is responsible for filing such Tax Returns under applicable Law. SpinCo shall file or cause to be filed all SpinCo Separate Tax Returns with the applicable Taxing Authority. All such Tax Returns to be submitted to any U.S. Taxing Authority shall be prepared in a manner consistent with (A) the Intended Tax Treatment, the IRS Ruling, the Tax Representation Letters, the Tax Opinions, and otherwise in a manner consistent with this Agreement and (B) the Global Preparation Standard (clauses (A) and (B), the “U.S. Preparation Standard”), and all such Tax Returns to be submitted to any non-U.S. Taxing Authority shall be prepared in a manner consistent with the Global Preparation Standard.

(b)                                 Tax Package. To the extent not previously provided, RemainCo shall (at its own cost and expense), to the extent that a Pre-Distribution Income Tax Return or Straddle Period Tax Return includes items of any RemainCo Entity, prepare and provide or cause to be prepared and provided to SpinCo a Tax Package relating to such Tax Return. Such Tax Package shall be provided in a timely manner but in any event, within sixty (60) days of being requested by SpinCo in writing. In the event RemainCo does not fulfill its obligations pursuant to this Section 2.1(b), SpinCo shall be entitled, at the sole cost and expense of RemainCo and its Affiliates, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Returns, and RemainCo shall cooperate with SpinCo in providing all relevant information in accordance with Section 8.1.

Section 2.2                                    Tax Return Review Rights.

(a)                                 SpinCo shall deliver to or cause to be delivered to RemainCo a draft of any SpinCo Prepared Joint Tax Return no later than thirty (30) days (or, in the case of any such Tax Return for state or local Taxes, fifteen (15) days) prior to the Due Date thereof. RemainCo and any Subsidiary of RemainCo shall have (to the extent permitted by applicable Law) access to any and all data and information reasonably necessary for its review of all such Tax Returns as reasonably requested by RemainCo. Subject to the preceding sentence, no later than ten (10) days (or, in the case of any such Tax Return for state or local Taxes, five (5) days) after receipt of such Tax Returns, RemainCo shall have a right to object to such SpinCo Prepared Joint Tax Return (or items with respect thereto) by written notice to SpinCo; such written notice shall contain such disputed item (or items) and the basis for its objection.

(b)                                 If RemainCo does not object by proper written notice in accordance with Section 2.2(a), above, within the time period described, such Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.2(b). If RemainCo does object by proper written notice in accordance with Section 2.2(a), above, within such applicable time period, SpinCo shall reflect or cause to be reflected RemainCo’s reasonable comments on such Tax Return; provided, however, that SpinCo shall not be required to reflect or cause to be reflected comments to the extent such comments are inconsistent with the U.S. Preparation Standard or the Global Preparation Standard (as appropriate), or if SpinCo determines in good faith such comments do not reflect a position “more likely than not” to be sustained. The Parties shall act in good faith to resolve any such dispute as promptly as practicable. If the Parties have not reached a final resolution with respect to all disputed items for which proper written notice in accordance with Section 2.2(a), above, was given within ten (10) days (or, in the case of any such Tax Return for state or local Taxes, five (5) days) prior to the Due Date for such Tax Return, then any disputed issues shall be submitted to a Big Four Accounting Firm (excluding any firm involved in preparing such Tax Return) mutually agreed by the Parties for a final binding resolution. If the Big Four Accounting Firm has not reached a decision by the Due Date, such Tax Return shall be filed as prepared by SpinCo (with any agreed changes), and the Parties shall cooperate to file and cause any Subsidiary to file an amended Tax Return (with each Party paying costs and expenses associated therewith in accordance with its Sharing Percentages) if the Big Four Accounting Firm resolves the dispute in RemainCo’s favor.

Section 2.3                                    Time of Filing Tax Returns. Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder.

Section 2.4                                    Costs and Expenses. The party responsible for preparing any Tax Return or Tax Package under Section 2.1, 2.2, or 2.3 shall be responsible for the costs and expenses associated with preparing such Tax Return or Tax Package, except as otherwise specified in this Article II; provided that RemainCo shall be responsible for the reasonable costs and expenses associated with preparing any RemainCo Separate Tax Return that is prepared by SpinCo pursuant to Section 2.1(a).

Section 2.5                                    Methods of Accounting.  Notwithstanding anything herein to the contrary, SpinCo shall not make or cause to be made a change in method of accounting for U.S. federal, state, local or non-U.S. tax purposes with respect to a Pre-Distribution Tax Period or a Straddle Period without the prior written consent of RemainCo (not to be unreasonably withheld, conditioned or delayed) other than with respect to Taxes reflected (or to be reflected) exclusively on a SpinCo Separate Tax Return.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1                                    Responsibility for Payment of Taxes. Except as otherwise provided in this Agreement, without duplication, (a) RemainCo shall have responsibility for (i) all Taxes with respect to any RemainCo Separate Tax Return, (ii) Distribution Taxes that are the responsibility of RemainCo pursuant to Article V and (iii) the Applicable RemainCo Portion of all the Taxes of any member of the RemainCo Group or the SpinCo Group (or any Affiliated Group of which any of them was a member) for any Pre-Distribution Tax Period or the portion of any Straddle Period ending as of the end of the Pre-Distribution Tax Period other than (x) Taxes with respect to any SpinCo Separate Tax Return and (y) Distribution Taxes that are the responsibility of SpinCo pursuant to Article V; and (b) SpinCo shall have responsibility for (i) all Taxes with respect to any SpinCo Separate Tax Return, (ii) Distribution Taxes that are the responsibility of SpinCo pursuant to Article V and (iii) the Applicable SpinCo Portion of all the Taxes of any member of the RemainCo Group or the SpinCo Group (or any Affiliated Group of which any of them was a member) for any Pre-Distribution Tax Period or the portion of any Straddle Period ending as of the end of the Pre-Distribution Tax Period other than (x) Taxes with respect to any RemainCo Separate Tax Return and (y) Distribution Taxes that are the responsibility of RemainCo pursuant to Article V. If any Party responsible for the payment of Taxes under this Article III is not the person responsible for the payment of such Taxes under applicable Law (other than an Affiliate of such Party), such Party shall pay to the other Party (either directly to the other Party if the other Party is responsible for the payment of such Taxes or on behalf of the Affiliate of the other Party if such Affiliate is responsible for the payment of such Taxes) under applicable Law the Taxes for which it is responsible, as described in this Section 3.1, and the Party responsible for paying such Tax shall timely pay (or cause to be paid) over amounts received to the appropriate Taxing Authority.

Section 3.2                                    Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII; provided, that the amounts required to be paid by SpinCo to RemainCo pursuant to Section 3.1(b)(ii) shall be paid or caused to be paid by SpinCo to RemainCo no later than five (5) Business Days prior to the Due Date of the applicable Taxes.

Section 3.3                                    Notice. Within twenty (20) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Parties of such receipt and send such notice to the other Parties pursuant to Section 12.3. The failure of one Party to notify the other Parties of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 3.4                                    Audits.

(a)                                 Determination of Administering Party.

(i)                                     Subject to Sections 3.4(b) and 3.4(c), SpinCo and its Subsidiaries shall administer and control all Audits (or portions thereof) of Pre-Distribution Tax Returns and Straddle Period Tax Returns, other than RemainCo Separate Tax Returns. For the avoidance of doubt, SpinCo shall control any Audit (or portion thereof) of a RemainCo Combined Income Tax Return. With respect to Straddle Period Tax Returns, SpinCo may elect, in its sole discretion, within ten (10) days of written notice of a proposed Audit to make RemainCo the Audit Management Party with respect to such Audit.

(ii)                                  Audits (or portions thereof) of SpinCo Separate Tax Returns, RemainCo Separate Tax Returns and Post-Distribution Income Tax Returns shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits. Audits (or portions thereof) of Tax Returns with respect to any Post-Distribution Tax Period shall not be subject to Sections 3.4(b) and 3.4(c).

(b)                                 Administration and Control; Cooperation. The Audit Management Party must obtain the prior consent of the non-controlling Party (the “Non-Managing Party”) prior to contesting, litigating, compromising or settling any Audit related to an adjustment which the Non-Managing Party may reasonably be expected to become liable to make any indemnification payment under this Agreement (or any payment under Article VIII) (such consent not to be unreasonably withheld, conditioned or delayed). Unless waived by the Parties in writing, in connection with any potential adjustment in an Audit as a result of which adjustment the Non-Managing Party may reasonably be expected to become liable to make any indemnification payment under this Agreement (or any payment under Section 8.5) to the Audit Management Party under this Agreement: (i) the Audit Management Party shall keep the Non-Audit Management Party informed in a timely manner of all actions taken or proposed to be taken by the Audit Management Party with respect to such potential adjustment in such Audit; (ii) the Audit Management Party shall provide in a timely manner the Non-Managing Party copies of any written materials relating to such potential adjustment in such Audit received from any Taxing Authority; (iii) the Audit Management Party shall timely provide the Non-Managing Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Audit; (iv) the Audit Management Party shall consult with the Non-Managing Party (including, without limitation, regarding the use of outside advisors to assist with the Audit) and offer the Non-Managing Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Audit; and (v) the Audit Management Party shall defend such Audit diligently and in good faith. Unless waived by the Parties in writing, the Audit Management Party shall provide the Non-Managing Party with written notice reasonably in advance of, and the Non-Managing Party shall have the right to attend, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any such potential adjustment. The costs and expenses of all Audits shall be borne by (i) RemainCo in accordance with the Applicable RemainCo Portion and (ii) SpinCo in accordance with the Applicable SpinCo Portion.

(c)                                  Power of Attorney/Officer Signature. Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Management Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Management Party deems necessary or appropriate to implement the responsibilities of the Audit Management Party under this Agreement. Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Management Party a power of attorney, and such other documents as are reasonably requested in writing from time to time by the Audit Management Party (or its designee).

Section 3.5                                    Third Party Indemnity Payments. Any benefit or liability resulting from any Tax sharing, contractual indemnity agreements or similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other third party, on the other hand (other than the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement) (“Tax Sharing Agreements”), shall remain the benefit or liability of such Party or its respective Subsidiary; provided, however, that the Party or Parties, as applicable, responsible under this Agreement for any Taxes shall be responsible for any related liability in respect of such Taxes under any Tax Sharing Agreement, and be entitled to any related benefit in respect of such Taxes under any Tax Sharing Agreement. No Party shall be entitled to indemnification under this Agreement in respect of Taxes to the extent such Party or one of its Subsidiaries is indemnified under any Tax Sharing Agreement, and the Parties shall (and shall cause their Subsidiaries to) use commercially reasonable efforts to pursue any indemnification rights under any Tax Sharing Agreement if such indemnification would reduce the other Party’s responsibility for such Taxes under this Agreement. All amounts required to be paid by one Party to another Party pursuant to this Section 3.5 shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1                                    Refunds; Payments.

(a)                                 Refunds. If any Party or its Affiliates receive any refunds in any Post-Distribution Tax Period (including a credit, relief or offset of Taxes actually utilized to decrease by use of the amount of such refund a Tax liability of a Party (as determined on a “with and without” basis)) that relate to Taxes of any member of the RemainCo Group or the SpinCo Group (or any Affiliated Group of which any of them was a member) for any Pre-Distribution Tax Period or the portion of any Straddle Period ending at the end of the Pre-Distribution Period, such refund and any Taxes and reasonable documented out of pocket expenses incurred in connection therewith shall be allocated in the same manner as the underlying Tax is allocated pursuant to Section 3.1.

(b)                                 Payments. Any refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VIII.

Section 4.2                                    Carrybacks. SpinCo agrees and will cause its Subsidiaries not to carry back any Tax Attribute for any taxable period ending after the Distribution Date to a RemainCo Combined Income Tax Return or any Pre-Distribution Income Tax Return, including by making any election permitted by Law regarding the carryback of losses or credits that would eliminate the carryback of losses or credits for any taxable period ending after the Distribution Date to a RemainCo Combined Income Tax Return or any Pre-Distribution Income Tax Return, except as is required by applicable Law; provided that where such Tax Attribute is so required to be carried back, RemainCo shall reimburse SpinCo for any Tax Benefit Actually Realized with respect to such Tax Attribute, net of any Taxes and reasonable documented out of pocket expenses incurred in connection with such carryback or the receipt of any Tax Benefit Actually Realized with respect thereto.

Section 4.3                                    Amended Tax Returns.

(a)                                 Notwithstanding Sections 2.1 and 2.2, a Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Period for members of its Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner: (x) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; (y) consistent with the U.S. Preparation Standard or the Global Preparation Standard (as applicable); and (ii) if such amended Tax Return could result in one or more other Parties (or their Subsidiaries) becoming responsible for a payment of Taxes (including pursuant to this Agreement), such amended Tax Return shall be permitted only if the prior written consent of such other Parties is obtained. The consent of such other Parties may be withheld in their sole discretion but shall be deemed to be obtained in the event that a Party or its Subsidiary is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article IX.

(b)                                 A Party or its Subsidiary that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.

(c)                                  A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.

ARTICLE V

DISTRIBUTION TAXES

Section 5.1                                    Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a)                                 No Fault. If such Distribution Taxes are not attributable to the Fault for Distribution Purposes of any Party or any of its Affiliates, the responsibility for such Distribution Taxes shall be shared by the Parties in accordance with the Parties’ sharing of Shared Contingent Liabilities pursuant to Section 6.1(b) of the Separation and Distribution Agreement (and not as might otherwise be determined pursuant to Article III, Article VI or Article VIII).

(b)                                 Fault. If such Distribution Taxes are attributable to the Fault for Distribution Purposes of one or more Parties or any of their Affiliates, the responsibility for such Distribution Taxes shall reside with the Party or Parties at Fault for Distribution Purposes. If more than one Party is at Fault for Distribution Purposes, the responsibility for the Distribution Taxes shall be allocated equally between the Parties at Fault for Distribution Purposes. Notwithstanding anything to the contrary in this Agreement, such Distribution Taxes shall not be subject to Article III.

Section 5.2                                    Definition of Fault for Distribution Purposes. For purposes of this Agreement, Distribution Taxes shall be deemed to result from the fault (“Fault for Distribution Purposes”) of a Party if such Distribution Taxes are attributable to, or result from:

(a)                                 any act, or failure or omission to act, by such Party or any of such Party’s Affiliates following the Distribution that results in one or more Parties (or any of their Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver in accordance with Section 5.3, or (ii) occurs during or after the Restricted Period, or

(b)                                 the direct or indirect acquisition of all or a portion of the stock of such Party (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of

Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any person including pursuant to an issuance or repurchase of stock by such Party or any of its Affiliates.

Section 5.3                                    Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period. During the Restricted Period, neither SpinCo nor RemainCo shall (or allow any of its Subsidiaries to take any such action with respect to SpinCo or RemainCo):

(a)                                 allow any Proposed Acquisition Transaction to occur;

(b)                                 merge or consolidate with any other Person or dissolve, liquidate or partially liquidate (other than a wholly owned Subsidiary of a Party merging or consolidating with such Party or another wholly owned Subsidiary of such Party);

(c)                                  approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of any Active Business by a Party, as applicable, for purposes of Section 355 of the Code;

(d)                                 sell or otherwise dispose of more than thirty-five percent (35%) of its consolidated gross or net assets or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty-five percent (35%) of the consolidated gross or net assets of RemainCo or SpinCo (as applicable) (in each case, excluding sales in the ordinary course of business, sales the net cash proceeds (taking into account any Taxes payable) of which are reinvested in other assets (including pursuant to an exchange under Section 1031 of the Code) and sales the net cash proceeds (taking into account any Taxes payable) of which are used to repay indebtedness, and measured based on fair market values as of the date of the applicable Distribution or other transaction);

(e)                                  amend its certificate of incorporation (or other organizational documents) or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, in each case that affects the economic or voting rights of the stock of such Party;

(f)                                   purchase, directly or through any Affiliate, any of its outstanding stock after the Distributions, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);

(g)                                  take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with the representations and covenants made in the IRS Ruling or in the Tax Representation Letters, or that is inconsistent with any rulings or opinions in the IRS Ruling or any Tax Opinion; nor

(h)                                 enter into an arrangement or agreement to do any of the foregoing.

provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (h) if such action is described in the Plan of Reorganization or if, prior to taking any such actions: (1) such Requesting Party or RemainCo shall have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to the other Party and upon which RemainCo and SpinCo are entitled to rely that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; (2) such Requesting Party shall have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; or (3) such Requesting Party shall have received a written statement from the other Party that provides that such other Party waives the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph. The Requesting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 5.4                                    IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency. Each Party represents that the information and representations furnished with respect to such Party or its Subsidiaries in or in connection with the IRS Ruling, the Tax Representation Letters, and the Tax Opinions are accurate and complete as of the Effective Time. Each Party covenants that if, after the Effective Time, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representations is or may be inaccurate or incomplete, to promptly inform the other Party.

Section 5.5                                    Timing of Payment of Taxes. All Distribution Taxes required to be paid or caused to be paid by a Party to a Taxing Authority under applicable Law shall be paid or caused to be paid by such Party on or prior to the date on which such Distribution Taxes are due. All amounts required to be paid by one Party to another Party (including obligations arising under Article VII) pursuant to this Article V shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.

Section 5.6                                    Protective Section 336(e) Elections.

(a)                                 RemainCo and SpinCo shall make a protective election with respect to SpinCo under Section 336(e) of the Code (and any similar election under state or local law) with respect to the External Distribution in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 5.6(a) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the External Distribution.

(b)                                 Notwithstanding anything to the contrary herein, in the event that the election contemplated in Section 5.6(a) is made and becomes effective, then the Parties shall share in the Tax Benefit Actually Realized as a result of such election in accordance with the Parties’ relative responsibility for such Taxes under this Article V, and payments shall be made between the Parties, if necessary.

(c)                                  RemainCo and SpinCo shall cooperate in order to determine whether to make a protective election under Section 336(e) of the Code (any any similar election under state or local law) with respect to any SpinCo Subsidiary or with respect to the Internal Distribution in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local law).

ARTICLE VI

GROUP TAXES

Section 6.1                                    Group Tax Arrangements. Other than with respect to VAT, RemainCo and SpinCo agree (and agree to cause their Subsidiaries) to cooperate in order to take the relevant steps for all members of the RemainCo Group and the SpinCo Group to cease to be treated as members of any Group Tax Arrangement or GPA which includes members of both the RemainCo Group and the SpinCo Group with effect from the Distribution Date.

Section 6.2                                    Indirect Tax Groups.

(a)                                 SpinCo Indirect Tax Group. If a member of the RemainCo Group is part of an Indirect Tax group with any member of the SpinCo Group and for which a member of the SpinCo Group is the responsible member for the payment of Indirect Tax immediately before the Distribution Date (“SpinCo’s Indirect Tax Group”), then following receipt of a calculation reflecting the same, RemainCo shall pay and cause any member of the RemainCo Group to pay such proportion of any Indirect Tax for which the responsible member of SpinCo’s Indirect Tax Group is accountable and that is properly attributable to supplies, acquisitions and importations (“Supplies”) made before the Distribution Date by a member of the RemainCo Group (less any amount of Indirect Tax that is attributable to Supplies made before the Distribution Date by the relevant member of the RemainCo Group and properly deductible or creditable against Indirect Tax on Supplies (“RemainCo Input Tax”)) and RemainCo shall provide and cause any member of the RemainCo Group to provide any information reasonably required by SpinCo’s Indirect Tax Group in order for SpinCo’s Indirect Tax Group to prepare, file and submit any Tax Return relating to any Indirect Tax.

(b)                                 RemainCo Indirect Tax Group. If a member of the SpinCo Group is part of an Indirect Tax group with any member of the RemainCo Group and for which a member of the RemainCo Group is the responsible member for the payment of Indirect Tax immediately before the Distribution Date (“RemainCo’s Indirect Tax Group”), then SpinCo shall pay and cause any member of the SpinCo Group to pay such proportion of any Indirect Tax for which the responsible member of RemainCo’s Indirect Tax Group is accountable and that is properly attributable to Supplies made before the Distribution Date by a member of the RemainCo Group (less any amount of Indirect Tax that is attributable to Supplies made before the Distribution Date by the relevant member of the SpinCo Group and properly deductible or creditable against Indirect Tax on Supplies (“SpinCo Input Tax”)) and SpinCo shall provide and cause any member of the SpinCo Group to provide any information reasonably required by RemainCo’s Indirect Tax Group in order for RemainCo’s Indirect Tax Group to prepare, file and submit any Tax Return relating to any Indirect Tax.

(c)                                  Payment of Indirect Tax. Any payment required pursuant to Sections 6.2(a) and 6.2(b) shall be paid on the day five (5) Business Days after demand is made for it or if later, five (5) Business Days before the Due Date of the applicable Indirect Tax.

(d)                                 Payment with Respect to Tax Credits. SpinCo shall pay or cause to be paid to RemainCo an amount equivalent to such proportion of any repayment of Indirect Tax received by SpinCo’s Indirect Tax Group or of any credit obtained by reference to an excess of RemainCo Input Tax over Indirect Tax that must be accounted for to the relevant Taxing Authority that is attributable to Supplies made or deemed to be made by a member of RemainCo Group while a member of SpinCo’s Indirect Tax Group within five (5) Business Days of receipt by, or offset against a liability of, the responsible member. RemainCo shall pay or cause to be paid to SpinCo an amount equivalent to such proportion of any repayment of Indirect Tax received by RemainCo’s Indirect Tax Group or of any credit obtained by reference to an excess of SpinCo Input Tax over Indirect Tax that must be accounted for to the relevant Taxing Authority that is attributable to Supplies made or deemed to be made by a member of SpinCo Group while a member of RemainCo’s Indirect Tax Group within five (5) Business Days of receipt by, or offset against a liability of, the responsible member.

(e)                                  Notice. Each Party will give or will cause that a Subsidiary of the relevant Party to give, on or before the Distribution Date, notice to the relevant Taxing Authority (copying the notice to the other Party) that members of the SpinCo Group will cease to be under their control of RemainCo and with effect from the External Distribution and will use their best efforts to cause that the date on which members of the RemainCo Group ceases to be members of SpinCo’s Indirect Tax Group and members of SpinCo cease to be members of RemainCo’s Indirect Tax Group on the Distribution Date.

Section 6.3                                    Group Payment Arrangements.

(a)                                 To the extent not provided for pursuant to Articles II or III, each Party shall pay and shall cause that their Subsidiaries pay to the other Party an amount (“GPA Payment”) equal to any payment of Tax (other than any Tax payable to any U.S. Taxing Authority) (either directly to the other Party if the other Party is responsible for the payment of such Taxes or on behalf of the Subsidiary of the other Party if such Subsidiary is responsible for the payment of such Taxes) that has been discharged by the Subsidiary of such Party in accordance with any arrangement under which one company discharges the liability to Tax of any other company (“GPA”) and such Party shall pay or cause to be paid any amount received pursuant to this Section 6.3 to the relevant Taxing Authority prior to the Due Date of the applicable Taxes.  No payment shall be required to the extent the Party or its Subsidiaries have satisfied their obligations under the GPA or payment in respect of the liability under the GPA has already been paid by the Party or its Subsidiaries pursuant to another provision of this Agreement or any other agreement or arrangement.

(b)                                 Payment to the Seller under Section 6.3(a) shall be on whichever is the later of: (a) five (5) Business Days after written demand is made for it and (b) the Due Date for Taxes to be paid under the GPA.

Section 6.4                                    Non-U.S. Transfer Pricing.

(a)                                 To the extent that any transfer pricing or thin capitalization legislation in another jurisdiction outside the United States applies or may apply in relation to transactions between any of the members of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand (a “TP Transaction”) for a Pre-Distribution Tax Period or any Straddle Period, RemainCo and SpinCo agree (the extent permitted by law) to and cause their Subsidiaries to (i) apply the Global Preparation Standard to any TP Transaction and (ii) use reasonable endeavors to minimize any Taxes that become payable by the Group as a whole in respect of any TP Transaction.

(b)                                 If a Non-U.S. Taxing Authority challenges, adjusts or rejects the position taken in any Tax Return in respect of any TP Transaction, and such challenge, adjustment or rejection gives rise to an additional Tax liability for a member of one Party’s Group (other than a Tax liability expected as a result of the Global Preparation Standard) (“TP Tax Liability”), then to the extent that (i) a member of the other Party’s Group is unable to obtain and utilize or the Parties agree (acting reasonably) that a member of the other Party’s Group is unlikely to obtain and utilize a deduction, relief, corresponding benefit or other Tax Attribute as a result of or in connection with the TP Tax Liability (“TP Tax Attribute”) to reduce an actual Tax liability of such Party’s Group, the Parties agree to bear the cost of such TP Tax Liability in accordance with their respective Sharing Percentages or (ii) a member of the other Party’s Group is able to obtain and utilize a TP Tax Attribute to reduce an actual Tax liability, the Parties agree to share the amount of actual Tax saved or reduced as a result of the obtaining and utilization of such TP Tax Attribute in accordance with their respective Sharing Percentages (“TP Tax Attribute Sharing”) and bear the cost of such TP Tax Liability in their respective Sharing Percentages.

(c)                                  If the Parties have borne the cost of any TP Tax Liability in accordance with Section 6.4(b)(i) and a member of a Party’s Group subsequently obtains and utilizes a TP Tax Attribute to reduce an actual Tax liability, then such Party will pay the other Party an amount equal to such other Party’s Sharing Percentage of the amount of actual Tax saved or reduced as a result of the obtaining and utilization of such TP Tax Attribute within ten (10) days of the filing of the Tax Return evidencing such utilization.

(d)                                 If the Parties have shared in any TP Tax Attribute Sharing and borne the cost of any TP Tax Liability in accordance with Section 6.4(b)(ii) and a member of a Party’s Group subsequently obtains and utilizes an additional TP Tax Attribute (which was not already taken into account in Section 6.4(b)(ii)) to reduce an actual Tax liability, then such Party will pay the other Party an amount equal to such other Party’s Sharing Percentage of the amount of actual Tax saved or reduced as a result of the obtaining and utilization of such TP Tax Attribute.

(e)                                  The Parties agree to and agree to cause their Subsidiaries to use reasonable efforts in order to obtain and utilize any TP Tax Attribute.

Section 6.5                                    Coordination. Notwithstanding anything to the contrary in this Agreement, to the extent of any inconsistency between this Article VI and any other provision in this Agreement, this Article VI shall control.

ARTICLE VII

INDEMNIFICATION

Section 7.1                                    Indemnification Obligations of RemainCo. RemainCo shall indemnify SpinCo and its Affiliates and hold the indemnified party harmless from and against (without duplication):

(a)                                 all Taxes and other amounts for which the RemainCo Group is responsible under this Agreement and any related Losses, including, for the avoidance of doubt, any Taxes actually paid by SpinCo as the result of a RemainCo Fault for Distribution Purposes; and

(b)                                 all Taxes and Losses attributable to a breach of any representation, covenant, or obligation of RemainCo under this Agreement.

Section 7.2                                    Indemnification Obligations of SpinCo. SpinCo shall indemnify RemainCo and its Affiliates and hold them harmless from and against (without duplication):

(a)                                 all Taxes and other amounts for which the SpinCo Group is responsible under this Agreement and any related Losses, including, for the avoidance of doubt, any Taxes actually paid by RemainCo as the result of a SpinCo Fault for Distribution Purposes; and

(b)                                 all Taxes and Losses attributable to a breach of any representation, covenant or obligation of SpinCo under this Agreement.

ARTICLE VIII

PAYMENTS

Section 8.1                                    Payments.

(a)                                 General. In the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, such payment shall be made to the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 8.1 or as otherwise provided in this Agreement, such Indemnifying Party shall pay to the Indemnified Party interest that accrues (at a rate equal to the Prime Rate (as defined in the Separation and Distribution Agreement)) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; provided, however, that this provision for interest shall not be construed to give the Indemnifying Party the right to defer payment beyond the due date hereunder.

(b)                                 Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 8.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 8.1 of this Agreement that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

Section 8.2                                    Treatment of Payments made Pursuant to Tax Matters Agreement. Unless otherwise required by a Final Determination or this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment (other than payments of interest pursuant to Section 8.1(a)) made pursuant to this Agreement by:

(a)                                 SpinCo to RemainCo shall be treated for all U.S. federal, state or local Tax purposes as a distribution by SpinCo to RemainCo occurring immediately before the External Distribution;

(b)                                 RemainCo to SpinCo shall be treated for all U.S. federal, state or local Tax purposes as a tax-free contribution by RemainCo to SpinCo occurring immediately before the External Distribution;

(c)                                  in each case, none of the Parties shall take any position inconsistent with such treatment. In the event that a U.S. Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

Section 8.3                                    Treatment of Payments made Pursuant to Separation and Distribution Agreement. Unless otherwise required by a Final Determination or this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes any payment made pursuant to the Separation and Distribution Agreement shall be treated for all Tax purposes in accordance with the principles set forth in Section 8.2 of this Agreement.

Section 8.4                                    Tax Treatment of Assumed Liabilities. Notwithstanding Section 8.2 or anything herein to the contrary, in accordance with Revenue Ruling 95-74, 1995-2 C.B. 36, payments made by SpinCo to RemainCo pursuant to this Agreement in respect of state, local and/or non-U.S. Taxes that, but for such assumption by SpinCo of a liability would have been deductible by RemainCo under Sections 162 or 164 of the Code (and applicable provisions of state, local and non-U.S. Law) or capitalized by RemainCo under Section 263 of the Code (and applicable provisions of state, local and non-U.S. Law) or otherwise, as the case may be, pursuant to applicable principles of Tax Law if such amounts had been actually paid by RemainCo shall be treated for all Tax purposes as payments actually made by SpinCo to unrelated third parties that are deductible to SpinCo under Sections 162(a) or 164 of the Code (and applicable provisions of state, local and non-U.S. Law) or capitalized under Section 263 of the Code (and applicable provisions of state, local and non-U.S. Law) or otherwise, as the case may be. None of the Parties shall take any position inconsistent with such treatment, except to the extent that SpinCo is required to treat such payment differently as a result of a Final Determination. In the event a Taxing

Authority asserts that a SpinCo’s treatment of such a payment should be other than as required by this Section 8.4, SpinCo shall use its reasonable best efforts to contest such challenge.

Section 8.5                                    Payments Net of Tax Benefit Actually Realized and Tax Cost. Subject to Section 5.6(b), all amounts required to be paid by one Party to another pursuant to this Agreement or the Separation and Distribution Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Affiliates in the taxable year the payment is made or any prior taxable year as a result of the claim giving rise to the payment. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 12.12 of the Separation and Distribution Agreement or Section 8.1(a)) results in taxable income to the Indemnified Party or its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party or its Affiliates shall have realized the same net amount it would have realized had the payment not resulted in taxable income.  Notwithstanding the foregoing, and for the avoidance of doubt, the Tax Benefit Actually Realized shall be calculated to take into account the allocation of liability (i) under Section 3.1 and (ii) with respect to European Rentals Disposition Taxes allocated pursuant to the Separation and Distribution Agreement, in each case such that no Party receives a duplicative benefit hereunder or under the Separation and Distribution Agreement for such Tax Benefit Actually Realized.

ARTICLE IX

COOPERATION AND EXCHANGE OF INFORMATION

Section 9.1                                    Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests in writing from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement.

Section 9.2                                    Retention of Records. Subject to Section 9.1, if either of the Parties or their respective Subsidiaries intends to dispose of any documentation relating to the Taxes of a Party or its respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Party describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) Business Day period.

Section 9.3                                    Tax Opinions. The Parties shall reasonably cooperate (and cause the members of the relevant Group to reasonably cooperate) in obtaining any Unqualified Tax Opinion (including making reasonable representations required in connection with any such opinion), including by maintaining and making available to each other all records necessary in connection with such opinions and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

Section 9.4                                    Data Sharing Addendum.  With respect to the exchange of information or data, the Parties shall comply with the Data Sharing Addendum attached hereto as Exhibit C (“Data Sharing Addendum”), the terms of which are hereby incorporated into this Agreement.

Section 9.5                                    Global Preparation Standard. Notwithstanding any other provision in this Agreement, the Parties agree to use commercially reasonable efforts (including the making or submission of any filing, election, claim or notice to any Taxing Authority) to minimize the aggregate Tax payable in respect of the SpinCo Business and the RemainCo Business with respect to Pre-Distribution Tax Periods and Straddle Periods, and shall cause all Tax Returns to be prepared in accordance with applicable Law (the “Global Preparation Standard”); provided, that the Parties agree that the Global Preparation Standard does not require the other Party to take any action with respect to any SpinCo Separate Tax Return or RemainCo Separate Tax Return if it would impose any material unreimbursed cost, expense or Tax on such Party.

ARTICLE X

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

Section 10.1                             Allocation of Tax Attributes. SpinCo shall in good faith advise RemainCo in writing of the portion, if any, of any Tax Attributes, earnings and profits, or other consolidated, combined or unitary attribute that SpinCo determines shall be allocated or apportioned to each Group under applicable Law; provided, however, that such determination shall be made in a manner that is: (a) reasonably consistent with the past practices of the Parties and their respective Subsidiaries; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) in respect of U.S. federal, state or local Tax Attributes, consistent with the IRS Ruling the Tax Representation Letters, the Tax Opinions, and the terms of this Agreement, and (d) in respect of Tax Attributes not described in clause (c), consistent with the Global Preparation Standard and the terms of this Agreement. SpinCo agrees to provide RemainCo with all information reasonably supporting the Tax Attribute and other determinations made by SpinCo pursuant to this Section 10.1.

Section 10.2                             Allocation of Tax Items. All determinations for purposes of this Agreement regarding the allocation of Income Tax items (other than Tax items arising on the Distribution Date but after the applicable Distribution that are outside the ordinary course of business) between the portion of a Straddle Period that ends on the Distribution Date and the portion that begins the day after the Distribution Date shall be made based on a closing of the books method under the principles of Treasury Regulation 1.1502-76 (and any similar rule under U.S. state, non-U.S. or local Law) as determined by SpinCo on any RemainCo Combined Income Tax Return, unless in each case the Parties agree otherwise in writing; provided, however, any Taxes in respect of actions taken outside the ordinary course of business on the date of the Distribution but after such Distribution shall be deemed to arise the day after such Distribution. In allocating the benefit of deductions described in Schedule 10.2, the Parties shall apply the principles of Schedule 10.2. Any such allocation of Tax items shall initially be made by SpinCo. To the extent that RemainCo disagrees with such determination, the dispute shall be resolved by a Big Four Accounting Firm mutually agreed upon by the Parties for a final binding resolution. Except for the transactions contemplated in the Plan of Reorganization or any Implementing Agreement, neither RemainCo nor SpinCo shall (and neither shall permit any member of the RemainCo Group or the SpinCo Group, as applicable, to) take any action outside the ordinary course of business on the date of the Distribution but after such Distribution.

Section 10.3                             Allocation of WEX Receivable.

(a)                                 Sharing. RemainCo and SpinCo, respectively, shall be entitled to the Applicable RemainCo Portion and the Applicable SpinCo Portion of all proceeds from the WEX Tax Receivable Agreement.

(b)                                 Payments. RemainCo shall timely pay or cause to be timely paid to SpinCo all amounts to which SpinCo is entitled pursuant to Section 10.3(a) within twenty (20) Business Days of the receipt by RemainCo of any amounts pursuant to the WEX Tax Receivable Agreement.

(c)                                  Notice. Within ten (10) Business Days of the receipt by RemainCo of any amounts pursuant to the WEX Tax Receivable Agreement, RemainCo shall notify SpinCo of such receipt and send such notice to SpinCo via overnight mail.

Section 10.4                             Non-U.S. Tax Attributes.

(a)                                 Subject to Section 6.4, SpinCo shall and each member of the SpinCo Group shall be entitled to use any SpinCo Pre-Distribution Non-U.S. Tax Attribute to reduce any non-U.S. Tax liability of the SpinCo Group for any Pre-Distribution Tax Period and any Straddle Period.  RemainCo shall and each member of the RemainCo Group shall be entitled to use any RemainCo Pre-Distribution Non-U.S. Tax Attribute to reduce any liability non-U.S. Tax liability.

(b)                                 To the extent that after the application of Section 10.4(a), there remains any available RemainCo Pre-Distribution Non-U.S. Tax Attribute and/or SpinCo Pre-Distribution Non-U.S. Tax Attribute (other than a TP Tax Attribute) (“Available Pre-Distribution Non-U.S. Tax Attributes”), then the Parties agree to and agree to cause their respective Subsidiaries to use reasonable efforts to surrender, transfer or allocate any Available Pre-Distribution Non-U.S. Tax Attributes to the other Party (and the other Party’s Subsidiaries) in order to minimize the non-U.S. Tax liability of the other Party (and of the other Party’s Subsidiaries) for any Pre-Distribution Tax Period and any Straddle Period.  No Party shall be required to make any payment for any such surrender, transfer or allocation.

(c)                                  For the avoidance of doubt, no Party shall and no Party’s Subsidiary shall be required to surrender, transfer or allocate any Non-U.S. Tax Attribute which is neither a SpinCo Pre-Distribution Non-U.S. Tax Attribute nor a RemainCo Pre-Distribution Non-U.S. Tax Attribute.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1                             Negotiation.

(a)                                 In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the senior tax officers of the Parties (or such other individuals designated thereby) shall negotiate for a maximum of twenty-one (21) days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Section 11.1.

(b)                                 If the Parties are unable to reach Agreement with respect to any Agreement Dispute during the Negotiation Period, (i) any such dispute that does not arise from or relate to Distribution Taxes shall be governed by Section 9.2 of the Separation and Distribution Agreement and (ii) any such dispute that arises from or relates to Distribution Taxes shall be governed by Section 12.15 below.

Section 11.2                             Confidentiality. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 11.1 shall be considered “Confidential Information” for which the provisions of Section 8.7 of the Separation and Distribution Agreement shall apply herein, mutatis mutandis.

Section 11.3                             Continuity of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement during the course of dispute resolution under this Article X with respect to all matters not subject thereto.

ARTICLE XII

MISCELLANEOUS

Section 12.1                             Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

Section 12.2                             Survival. Except as otherwise contemplated by this Agreement or the Separation and Distribution Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 12.3                             Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.3):

To RemainCo:

Wyndham Destinations, Inc.

6277 Sea Harbor Drive

Orlando, FL 32821

Attn: Office of the General Counsel

To SpinCo:

Wyndham Hotels & Resorts, Inc.

22 Sylvan Way

Parsippany, NJ 07054

Attn: Office of the General Counsel

Section 12.4                             Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 12.5                             Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets; provided, that the surviving entity of such merger or the transferee of such assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 12.6                             Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.7                             Termination and Amendment. This Agreement (including any indemnification obligations hereunder) may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of RemainCo without the approval of SpinCo or the stockholders of RemainCo. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 12.8                             No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment under this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement).

Section 12.9                             Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Time.

Section 12.10                      Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.11                      Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.12                      Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 12.13                      Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions or other equitable relief to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 12.14                      Governing Law. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute or otherwise, shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction.

Section 12.15                      Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware (the “Delaware Courts”), to resolve any dispute that arises from or relates to Distribution Taxes that is not resolved pursuant to Section 11.1 or to prevent irreparable harm.  Any judgment of the Delaware Courts may be enforced by any court of competent jurisdiction. Each of the Parties further agree that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 12.15 shall limit or restrict the Parties from agreeing to arbitrate any dispute that arises from or relates to Distribution Taxes pursuant to Section 9.2 of the Separation and Distribution Agreement.

Section 12.16                      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

Section 12.17                      Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure (as defined in the Separation and Distribution Agreement). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 12.18                      Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 12.19                      Changes in Law.

(a)                                 Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b)                                 If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 12.20                      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.21                      Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any member of the SpinCo Group, on the one hand, and any member of the RemainCo Group, on the other hand (other than the Separation and Distribution Agreement, this Agreement, or any other Ancillary Agreement), shall be or shall have been terminated as of the Effective Time and, after the Effective Time, none of such Parties (or their respective Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

Section 12.22                      Exclusivity. Except as specifically set forth herein or in the Separation and Distribution Agreement or any other Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (other than this Agreement) with respect to such matters, this Agreement shall govern and control.

Section 12.23                      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

WYNDHAM HOTELS & RESORTS, INC.

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Chief Financial Officer

WYNDHAM DESTINATIONS, INC.

By:	/s/ Michael Hug
Name:	Michael Hug
Title:	Executive Vice President